FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT
This Amendment (“Amendment”) to that certain Executive Employment Agreement, dated November 1st, 2013 (the “Agreement”), by and between Bank of the Cascades, an Oregon state bank (the “Bank”), which is a wholly-owned subsidiary of Cascade Bancorp (the “Bancorp”) (sometimes together referred to as the “Company”), and Charles Reeves, an individual resident of the State of Oregon (“Executive”), is made effective this 4th day of February 2015.
WHEREAS, the parties previously entered into the Agreement; and
WHEREAS, the parties now desire to amend the Agreement with this Amendment to modify certain provisions therein.
WHEREAS, the parties acknowledge and confirm that all other provisions of the Agreement, other than specified below and/or agreed to and documented by the signatures of both parties in potential future amendments, shall remain in effect.
NOW, THEREFORE, in consideration of the mutual agreements set forth herein and in the Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.Section 4(d) of the Agreement is hereby amended by deleting existing section 4(d) of the Agreement in its entirety and substituting the following new Section 4(d) of the Agreement in its place:

“(d)    Paid Time Off. Executive shall be entitled to receive 30 days of paid time off annually.”

2.Section 8(a) of the Agreement is hereby amended by deleting existing section 8(a) of the Agreement in its entirety and substituting the following new Section 8(a) of the Agreement in its place:

“(a)    the Company will pay to Executive, within thirty (30) days of the effective date of the Change in Control, an amount equal to (i) 2.99 times the Executive’s Base Salary, plus (ii) an amount equal to 2.99 times the annual cash incentive at Target in effect for the Executive in the year in which the Change in Control occurs (the “Change in Control Payment”), subject to adjustment as set forth below;”
3.Section 8 of the Agreement is hereby amended by adding the following new paragraphs to the end of existing Section 8 of the Agreement:

“Notwithstanding anything in this Agreement to the contrary, in the event it is determined that any payment or distribution by the Bank to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax imposed by Code Section 4999 of the Code (the “Excise Tax”), then, prior to the making of any Payments to the Executive, a calculation shall be made comparing (i) the net after-tax benefit to the Executive of the Payments after payment by the Executive of the Excise Tax, to (ii) the net after-tax benefit to the Executive if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payments shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the Change in Control, as determined by the Determination Firm (as defined below).

For purposes of this Section 8, present value shall be determined in accordance with Code Section 280G(d)(4). The “Parachute Value” of a Payment means the present value as of the date of the Change in Control of the portion of such Payment that constitutes a “parachute payment” under Code Section 280G(b)(2), as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

All determinations required to be made under this Section 8, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent, nationally recognized accounting firm, law firm or compensation consulting firm mutually acceptable to the Bank and the Executive (the “Determination Firm”) which shall provide detailed supporting calculations both to the Bank and the Executive within 15 business days after the receipt of notice from the Executive that a Payment is due to be made, or such earlier time as is requested by the Bank. All fees and expenses of the Determination Firm shall be borne solely by the Bank. Any determination by the Determination Firm shall be binding upon the Bank and the Executive. As a result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which the Executive was entitled to, but did not receive pursuant to Section 8, could have been made without the imposition of the Excise Tax (“Underpayment”), consistent with the calculations required to be made hereunder. In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Bank to or for the benefit of the Executive but no later than March 15th of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, the preceding paragraphs concerning adjustments to account for the Excise Tax shall be of no further force or effect.

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Executed as of the 4th day of February 2015.
CASCADE BANCORP
By:
BANK OF THE CASCADES
By:
EXECUTIVE

Charles Reeves